Exhibit (10)-rr

March 8, 2007

Paul Howes
1510 East Avenue
Rochester, NY 14610

Dear Paul:

This letter summarizes the terms and conditions of your separation of employment from Bausch & Lomb Incorporated (“Bausch & Lomb” or “the Company”) and your resignation as an officer of the Company.

1.	Your responsibilities as an executive officer of Bausch & Lomb ceased effective January 31, 2007 (“Transition Date”).

2.
From the Transition Date through June 30, 2007 (“Separation Date”) you will continue as an active employee of Bausch & Lomb, providing such services and assistance as the Company’s chief executive officer may reasonably request. After the Transition Date, you agree to work on special projects as requested by the chief executive officer (“Special Projects”). Your work on Special Projects will continue through the Separation Date. The Separation Date may be extended by mutual agreement of the parties. From the Transition Date to the Separation Date (the “Transition Period”), the terms and conditions of your employment will continue, except as expressly modified by this Agreement. You will not receive any increases in your current base salary during the Transition Period. You will not earn or accrue vacation time after the Separation Date. You will receive a lump sum payment for unused vacation time at your current base salary in the first pay period after the Separation Date.

3.
Beginning the day after the Separation Date and continuing until February 28, 2008 (the “Severance Period”), your status will be changed to that of an inactive employee and, subject to the terms and conditions hereof, Bausch & Lomb will pay you an amount equal to a pro-rata amount of your current base salary in cycled bi-weekly payments, less deductions required by law and any other payments attributable to your share of payments for any continued benefits participation for which you are eligible. During the Severance Period, you will continue to receive benefits and perquisites as detailed below. You expressly agree that, in view of the other benefits granted to you under this Agreement, your Severance Period will be limited to the period determined pursuant to this paragraph, and you will not receive severance pay as described in Section 3 of the Corporate Officer Separation Plan. In consideration of the benefits set forth in this agreement, you hereby waive any claims to any entitlements you may have under the Corporate Officer Separation Plan and agree to accept the benefits provided in this Agreement in lieu of any entitlement to benefits you may have under the Corporate Officer Separation Plan.

4.
You will be eligible to receive your target bonus (75% of current base salary) under the AICP for 2007 subject to the Company’s performance at the level required to fund the bonus pool pursuant to the AICP. Any earned bonus for 2007 will be paid out in 2008 subject to approval by the Compensation Committee of the Board of Directors. Your participation in the AICP shall be governed at all times by the terms of the Bausch & Lomb AICP plan documents, except as expressly modified by this Agreement.

5.
You will be eligible to receive an “LTI” award under the Long Term Performance Unit Program for the full 2004-2005 performance cycle, which award, if any, will be calculated and paid pursuant to the Long Term Performance Unit Program subject to approval by the Compensation Committee of the Board of Directors. As you will no longer be an officer of the Company, the Compensation Committee has decided, in its discretion, to waive the requirements, as set forth in Sec. 2(b)(1) of the Long Term Performance Unit Agreement, to permit payment of the 2004-2005 LTI Performance Unit award to you in cash. You will not be eligible to vest or otherwise participate in any subsequent awards under the Long Term Performance Unit Program. Your participation in the Long Term Performance Unit Program shall be governed at all times by the terms of the Bausch & Lomb LTI plan documents, except as expressly modified by this Agreement.

6.
Through the Separation Date, you will be eligible to vest in stock options under the Company’s 2003 Long-Term Incentive Plan, provided that all other conditions to vesting of such options, as set forth in the stock option agreement covering such options, are satisfied. The Compensation Committee will also accelerate the vesting date for the remaining 16,667 shares of the restricted stock award of 25,000 shares granted to you July 1, 2003 from July 1, 2008 and July 1 2010 to the date of execution of this agreement by you and the Company. All other terms of such restricted stock award remain the same. Following the Separation Date, you will not be eligible for any other vesting in stock options or restricted stock. A listing of your stock options is attached. As a participant in the 2003 Stock Incentive Plan who is separating from the Company, you will have ninety (90) days from the Separation Date to exercise any vested stock options. Your participation in these Plans shall be governed at all times by the terms of the Bausch & Lomb 2003 Long-Term Incentive Plan documents as applicable.

7.
You will not vest in the Long-Term Equity Equivalent Accumulation Plan, Retirement Plan/Benefits Restoration Plan or Supplemental Executive Retirement Plan III per the terms of the relevant Plan documents.

8.	Officer perquisites will continue as follows:

a.
Financial Counseling. Bausch & Lomb will reimburse you up to $10,000 for reasonable financial planning expenses through the end of the Severance Period in accordance with the Corporate Officer Separation Plan. This reimbursement may include reasonable legal services but only to the extent such legal services are directly related to the finalization of this Agreement.

b.	Club Membership. Bausch & Lomb will continue to reimburse or pay existing regular dues associated with your existing club membership through the end of the Severance Period.

c.	Outplacement. Bausch & Lomb will provide outplacement services pursuant to the terms of the Corporate Officer Separation Plan.

d.
Automobile. Bausch & Lomb will continue the lease on your current automobile through the end of the Severance Period. The car must then be either returned to Bausch & Lomb or purchased by you according to the terms of the program.

9.
You may elect to continue your medical, dental and life insurance at active employee rates for the Severance Period. At the end of the Severance Period, you will be eligible for COBRA coverage that allows you to continue your current medical and dental insurance at the full premium rates for up to an additional 18 months. There is no COBRA eligibility for life insurance. Disability coverage and eligibility to contribute to Flexible Spending Accounts ceases on the Separation Date. There are no conversion rights for long-term disability. Upon your request, HR will provide you with more information.

10.
Participation in the Bausch & Lomb 401(k) Plan continues during the first eight (8) weeks of the Severance Period. During this eight-week period, you retain the full rights and privileges under the plan as you would have as an active employee (e.g. as applicable, you may continue contributing, and associated Company matching contributions continue to be deposited on your behalf). At the end of the eight week period, all contributions to the 401(k) plan will cease. You may leave your money in the Bausch & Lomb 401(k) Plan or elect a distribution at the end of the Severance Period. Contact Fidelity NetBenefits at www.401k.com or 1-800-835-5095 for account information or to make any future transactions. Your participation in the 401(k) Plan shall be governed at all times by the terms of the Bausch & Lomb 401(k) Plan document.

11.
You will receive payment of your deferred compensation account within 60 days of January 1, 2008, in accordance with the Bausch & Lomb Executive Deferred Compensation Plan. Your participation in this Plan shall be governed at all times by the terms of the Bausch & Lomb Executive Deferred Compensation Plan document. The investment mix can be changed at any time prior to payout by accessing the website at www.mydeferral.com. You will continue to receive quarterly statements. Please advise Corporate Compensation of any address changes.

12.
Pursuant to the terms of the Corporate Officer Severance Plan and in consideration of the benefits to be provided to you in the Agreement and as part of your fiduciary obligations to Bausch & Lomb, you agree that through the end of the Severance Period and for a period of one (1) year from the end of the Severance Period, you will not, directly or indirectly, (a) compete with any business in which Bausch & Lomb or any of its affiliates is currently engaged or actively developing, (b) solicit or hire any employee of Bausch & Lomb or any of its affiliates to work for or on behalf of you or any business in which you serve as an employee, an officer, a director, an owner, a partner or a five percent (5%) or more shareholder, or (c) solicit any person who is a customer of a business conducted by Bausch & Lomb or any of its affiliates. For purposes of this Agreement, the phrase “compete” shall include serving as an employee, an officer, a director, an owner, a partner or a five percent (5%) or more shareholder of any such business or otherwise engaging in or assisting another to engage in any such business. Without limiting the foregoing, Bausch & Lomb may consider, on an as requested basis, modifications to your restrictions on competition where management of Bausch & Lomb believes the competitive impact on Bausch & Lomb to be minimal or otherwise manageable.

13.
As a result of your employment with Bausch & Lomb and as a result of your position as an officer of Bausch & Lomb, you are obviously privy to sensitive financial and strategic information, as well as trade secrets which are the confidential property of Bausch & Lomb, and other Company Information as defined below. You affirm that, as a former officer of Bausch & Lomb, you will continue to have a fiduciary obligation to maintain Company Information in confidence and not to disclose it to others. You will have returned or will, as of the Separation Date, immediately return to Bausch & Lomb all Company Information that is capable of being returned, including client lists, files, software, records, computer access codes, and instruction manuals which you have in your possession, and you agree not to keep any copies of Company Information. The term "Company Information" means: (i) confidential information, including information received from third parties under confidential conditions, and (ii) other technical, marketing, business, strategic or financial information, or information relating to personnel or former personnel of Bausch & Lomb, the use or disclosure of which might reasonably be construed to be contrary to the interest of Bausch & Lomb; provided, however, that the term "Company Information" shall not include any information that is or became generally known or available to the public other than as a direct result of a breach of this Section by you or any action by you prior to the Separation Date which would have been a breach of your obligations to Bausch & Lomb in effect at such time.

14.
You agree to make yourself reasonably available to Bausch & Lomb (i) for consultation during the Severance Period relating to work matters and (ii) at all reasonable times to respond to requests by Bausch & Lomb for information concerning matters involving facts or events relating to Bausch & Lomb or any of its affiliates that may be within your knowledge, and to assist Bausch & Lomb and its affiliates as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions, internal investigations or reviews, or other similar matters. Bausch & Lomb will reimburse you for your reasonable travel expenses and costs incurred as a result of your assistance under this Section. As you know, the bylaws of Bausch & Lomb provide for your indemnification, to the fullest extent authorized or permitted by law, in the event there are claims against you arising out of your actions while an officer of Bausch & Lomb. The bylaws also provide for the advancement of expenses incurred in defending any proceeding in advance of its final disposition. This Agreement is not intended to modify or limit those rights in any manner.

15.
As provided for in the Corporate Officer Separation Plan, by accepting the package set forth in this Agreement, and except as to the obligations of Bausch & Lomb set forth in this Agreement and under Bausch & Lomb Benefit Plans, you, for yourself and your heirs, administrators, representatives, and assigns (collectively, the "Releasors") hereby release and discharge Bausch & Lomb, and its former and current affiliates, agents, directors and employees and their successors and assigns (collectively, the "Releasees"), from any and all claims, causes of action, liability, damages and/or losses of whatever kind or nature, in law or equity, known or unknown, which the Releasors ever had, now have, or may have in the future against the Releasees from the beginning of time through the date this Agreement is countersigned by you, arising directly or indirectly out of your employment by Bausch & Lomb or as a result of your separation from employment, including, but not limited to, any and all claims arising under any local, state or federal employment discrimination law, including but not limited to the Age Discrimination in Employment Act, the Older Workers' Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the New York Human Rights Law. In addition, as a condition to receiving the severance benefits detailed in this Agreement, you agree to execute the attached supplemental release (“Supplemental Release”), within 21 days after the Separation Date, thereby releasing all claims that may arise between the date this Agreement is countersigned by you and the Separation Date. Should you fail to execute the Supplemental Release, Bausch & Lomb shall have the right to discontinue payments and benefits under Sections 3 and 4 and the remainder of this Agreement shall remain in full force and effect.

16.
You understand that you should consult with your attorney prior to the execution of this Agreement and have been given a reasonable opportunity to do so. You acknowledge that you understand the contents of this Agreement and that this Agreement is entered into freely and voluntarily and that it is not predicated on or influenced by any representations of Bausch & Lomb or any of its employees.

17.	You acknowledge you have been afforded twenty-one (21) days to review and consider this Agreement; and that such period was a reasonable period of time for you to do so.

18.
You understand that you may revoke this Agreement at any time within seven (7) days of the execution hereof, and that the Agreement will not become effective or enforceable until the expiration of that period.

19.
You understand that nothing in this Agreement prevents you from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC. However, you understand and agree that you are waiving any right to monetary or other individual relief as a result of any such EEOC proceedings or any subsequent legal action brought by the EEOC or anyone else on your behalf.

20.
Except as provided for in this Agreement, the compensation and benefits arrangements set forth in this Agreement supersede any other agreement between you and Bausch & Lomb, and are in lieu of any rights or claims that you may have with respect to severance or other benefits, or any other form of remuneration from Bausch & Lomb and its affiliates, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement income Security Act of 1974, as amended.

21.
Except as required by law or regulation, neither you nor Bausch & Lomb will disclose or discuss the terms of this Agreement; provided, that you may disclose such terms to your financial and legal advisors and your spouse, if applicable, and Bausch & Lomb may disclose such terms to selected employees, advisors and affiliates on a "need to know" basis, each of whom shall be instructed by you and Bausch & Lomb, as the case may be, to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof. Bausch & Lomb may also disclose the terms of this Agreement as required by applicable law or regulations. You may also disclose the content of your non-compete commitment to prospective employers, as needed.

22.
By this Agreement, you are resigning from all positions and offices held by you in Bausch & Lomb’s subsidiaries and affiliates except as expressly provided in this Agreement. You agree that you will, when asked, execute such further instruments and documents as are necessary to effect this resignation as to all such Bausch & Lomb subsidiaries and affiliates.

23.
You represent and acknowledge that, in executing this Agreement, you have not relied upon any representation or statement made by Bausch & Lomb or not set forth herein. This Agreement may not be amended, modified, terminated, or waived in any part, except by a written instrument signed by the parties.

24.	All payments made to you under this Agreement will be reduced by, or you will otherwise pay, all applicable income, employment and other taxes required to be withheld on such payments.

25.
The invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision of this Agreement. The terms of this Agreement are severable. If any paragraph, provision or part of this Agreement is found to be unenforceable by a tribunal of competent jurisdiction, that paragraph, provision or part shall be treated as if it were deleted and the remaining provisions shall remain in full force and effect. The parties agree that in construing this provision, any tribunal of competent jurisdiction shall deem the unenforceable paragraph, provision or part deleted to the minimum extent possible, thereby saving to the greatest extent possible all paragraphs, provisions and parts or this Agreement.

26.
Nothing contained in this Agreement shall be construed in any way as an admission by you or Bausch & Lomb of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise. Nothing contained in this Agreement shall be construed as an admission by you that you have acted improperly or failed to perform your duties.

27.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law. The parties hereto hereby agree that any dispute concerning formation, meaning, applicability or interpretation of this agreement shall be submitted to the jurisdiction of the courts of the State of New York (including federal courts in the State of New York), and venued in Monroe County, New York, and further agree that no other state shall have jurisdiction over such matters.

28.
You acknowledge and agree that Bausch & Lomb's remedy at law for any breach of your obligations under Sections 12, 13 and 21 of this Agreement would be inadequate and agree and consent that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Section without the necessity of proof of actual damage. With respect to any provision of Sections 12, 13 and 21 of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, you and Bausch & Lomb hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and you and Bausch & Lomb agree to abide by such court’s determination.

If the terms and conditions are agreeable to you, please indicate your acceptance of the above in the space provided below and return the enclosed copy to me.

Sincerely,

David R. Nachbar

/s/ David R. Nachbar

Agreed to this 9th day of April, 2007.

/s/ Paul G. Howes
PAUL HOWES

Supplemental Release

I, Paul Howes, in consideration of the payments and benefits set forth in the attached Agreement, do hereby agree as follows:

1. By accepting the package set forth in the attached Agreement, and except as to the obligations of Bausch & Lomb set forth in the Agreement and under Bausch & Lomb Benefit Plans, I, for myself and my heirs, administrators, representatives, and assigns (collectively, the “Releasors”) hereby release and discharge Bausch & Lomb, and its former and current affiliates, agents, directors and employees and their successors and assigns (collectively, the “Releasees”), from any and all claims, causes of action, liability, damages and/or losses of whatever kind or nature, in law or equity, known or unknown, which the Releasors ever had, now have, or may have in the future against the Releasees from the beginning of time through the Separation Date, arising directly or indirectly out of my employment by Bausch & Lomb or as a result of my separation from employment, including, but not limited to, any and all claims arising under any local, state or federal employment discrimination law, including but not limited to the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the New York Human Rights Law.

2. I understand that I should consult with an attorney prior to the execution of this Supplemental Release and I have been given a reasonable opportunity to do so. I acknowledge that I understand the contents of this Supplemental Release and that this Supplemental Release is entered into freely and voluntarily and that it is not predicated on or influenced by any representations of Bausch & Lomb or any of its employees not contained in the Agreement.

3. I acknowledge that I fully understand and agree that this Supplemental Release may be pleaded by Bausch & Lomb and the other Releasees as a complete defense to any claim or entitlement to monetary or individual relief which may be asserted by me, or on my behalf, in any suit, claim, or proceeding against Bausch & Lomb, or the other Releasees, concerning any matter occurring up to and including the date of the execution of this Supplemental Release.

4. I acknowledge that I have been afforded twenty-one (21) days to review and consider this Supplemental Release, and that such period was a reasonable period of time for me to do so.

5. I understand that I may revoke this Supplemental Release at any time within seven (7) days of execution hereof, and that the Supplemental Release will not become effective, or enforceable until the expiration of that period.

6. I understand that nothing in this Supplemental Release prevents me from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC. However, I understand and agree that I am waiving any right to monetary or other individual relief as a result of any such EEOC proceedings or any subsequent legal action brought by the EEOC or anyone else on my behalf.

/s/ Paul G. Howes
__________________________
Paul Howes